Exhibit 16.1

PricewaterhouseCoopers LLP 200 Public Square, 18th Floor Cleveland, OH 44114-2301 Telephone (216) 875 3000 Facsimile (216) 566 7846

April 20, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Parker Hannifin Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Parker Hannifin Corporation dated April 17, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

Item 4.01	Changes in Registrant’s Certifying Accountant

On April 17, 2007, the Audit Committee of the Board of Directors of Parker-Hannifin Corporation (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm effective upon completion of its services related to the audit of the Company’s consolidated financial statements for the fiscal year ending June 30, 2007.

The reports of PwC on the Company’s consolidated financial statements for the fiscal years ended June 30, 2006 and June 30, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended June 30, 2006 and June 30, 2005 and through April 17, 2007, there were no disagreements (as that term is defined in Item304(a)(l)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such years. In addition, during the fiscal years ended June 30, 2006 and June 30, 2005 and through April 17, 2007, there were no reportable events (as defined in Item 304(a)(l)(v) of Regulation S-K).

The Company has provided PwC with a copy of the above disclosures, and has requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not PwC agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of PwC’s letter dated April 20,2007 is attached as Exhibit 16.1 to this Form 8-K.

On April 17, 2007, the Audit Committee of the Board of Directors of the Company approved the appointment of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008. During the fiscal years ended June 30, 2006 and June 30, 2005 and through April 17, 2007, neither the Company nor anyone on its behalf has consulted with D&T regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that D&T concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(l)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(l)(v) of Regulation S-K).

As of the date of this Form 8-K, D&T has completed its attest client acceptance procedures and is in the process of completing certain non-audit assignments for the Company that could affect its independence. The Company expects D&T to complete those assignments and formally accept its engagement on or prior to May 31, 2007. Upon D&T’s formal acceptance of the engagement, the Company will file a Form 8-K with the specific date of the engagement and an update of the disclosures required by Item 304(a)(2) of Regulation S-K through the date of the engagement.